EXHIBIT (8)(l)

FUND PARTICIPATION AGREEMENT

This Agreement is entered into as of the day of

1998, between SUN LIFE OF CANADA (U.S.), DELAWARE, a life

insurance company organized under the laws of the State of

Delaware ("Insurance Company"), and each of DREYFUS VARIABLE

INVESTMENT FUND, THE DREYFUS SOCIALLY RESPONSIBLE GROWTH FUND,

INC. and DREYFUS LIFE AND ANNUITY INDEX FUND, INC. (d/b/a DREYFUS

STOCK INDEX FUND) (each a "Fund").

ARTICLE I

DEFINITIONS

1.1 "Act" shall mean the Investment Company Act of 1940, as

amended.

1.2 "Board" shall mean the Board of Directors.or Trustees, as the case may be, of a Fund, which has the responsibility for management and control of the Fund.

1.3 "Business Day" shall mean any day for which a Fund calculates net asset value per share as described in the Fund's

Prospectus.

1.4 "Commission" shall mean the Securities and Exchange

Commission.

1.5 "Contract" shall mean a variable annuity or life insurance contract that uses any Participating Fund (as defined below) as an

underlying investment medium. Individuals who participate under a group Contract are "Participants."

1.6 "Contractholder" shall mean any entity that is a party to a

Contract with a Participating Company (as defined below).

1.7 "Disinterested Board Members" shall mean those members of the

Board of a Fund that are not deemed to be "interested persons"

of the Fund, as defined by the Act.

1.8 "Dreyfus" shall mean The Dreyfus Corporation and its

affiliates, including Dreyfus Service Corporation.

1.9 "Participating Companies" shall mean any insurance company

(including Insurance Company) that offers variable annuity and/or variable life insurance contracts to the public and that has entered into an agreement with one or more of the Funds.

1.10 "Participating Fund" shall mean each Fund, including, as applicable, any series thereof, specified in Exhibit A, as such

Exhibit may be amended from time to time by agreement of the parties hereto, the shares of which are available to

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serve as the underlying investment medium for the aforesaid

Contracts.

1.11 "Prospectus" shall mean the current prospectus and statement of additional information of a Fund, as most recently filed with the

Commission.

1.12 "Separate Account" shall mean Separate Account G, a separate account established by Insurance Company in accordance with the laws of the State of Delaware.

1.13 "Software Program" shall mean the software program used by a Fund for providing Fund and account balance information including net asset value per share. Such Program may include the Lion System. In situations where the Lion System or any other Software Program used by a Fund is not available, such information may be provided by telephone. The Lion System shall be provided to Insurance Company at no charge.

1.14 "Insurance Company's General Account(s)" shall mean the general account(s) of Insurance Company and its affiliates that invest in a Fund.

ARTICLE II

REPRESENTATIONS

2.1 Insurance Company represents and warrants that (a) it is an insurance company duly organized and in good standing under

applicable law; (b) it has legally and validly established the

Separate Account pursuant to the Delaware Insurance Code for the purpose of offering to the public certain individual and group variable annuity and life insurance contracts; (c) it has

registered the Separate Account as a unit investment trust under the Act to serve as the segregated investment account for the

Contracts; and (d) the Separate Account is eligible to invest in shares of each Participating Fund without such investment

disqualifying any Participating Fund as an investment medium for insurance company separate accounts supporting variable annuity contracts or variable life insurance contracts.

2.2 Insurance Company represents and warrants that (a) the Contracts will be described in a registration statement filed under the

Securities Act of 1933, as amended (111933 Act"); (b) the

Contracts will be issued and sold in compliance in all material respects with all applicable federal and state laws; and (c) the sale of the Contracts shall comply in all material respects with state insurance law requirements. Insurance Company agrees to notify each Participating Fund promptly of any investment

restrictions imposed by state insurance law and applicable to the

Participating Fund.

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2.3 Insurance Company represents and warrants that the income, gains and losses, whether or not realized, from assets allocated to the

Separate Account are, in accordance with the applicable Contracts,

to be credited to or charged against such Separate Account without regard to other income, gains or losses from assets allocated to any other accounts of Insurance Company. Insurance Company

represents and warrants that the assets of the Separate Account are and will be kept separate from Insurance Company's General Account and any other separate accounts Insurance Company may have, and will not be charged with liabilities from any business that

Insurance Company may conduct or the liabilities of any companies affiliated with Insurance Company.

2.4 Each Participating Fund represents that it is registered with the

Commission under the Act as an open-end, management investment company and possesses, and shall maintain, all legal and regulatory licenses, approvals, consents and/or exemptions required for the

Participating Fund to operate and offer its shares as an underlying investment medium for Participating Companies.

2.5 Each Participating Fund represents that it is currently qualified as a regulated investment company under Subchapter M of the

Internal Revenue Code of 1986, as amended (the "Code"), and that it will make every effort to maintain such qualification (under

Subchapter M or any successor or similar provision) and that it will notify Insurance Company immediately upon having a reasonable basis for believing that it has ceased to so qualify or that it might not so qualify in the future.

2.6 Insurance Company represents and agrees that the Contracts are currently, and at the time of issuance will be, treated as life insurance policies or annuity contracts, whichever is appropriate,

under applicable provisions of the Code, and that it will make every effort to maintain such treatment and that it will notify each Participating Fund and Dreyfus immediately upon having a reasonable basis for believing that the Contracts have ceased to be so treated or that they might not he so treated in the future.

Insurance Company agrees that any prospectus offering a Contract that is a 11modified endowment contract," as that term is defined in Section 7702A of the Code, will identify such Contract as a modified endowment contract (or policy).

2.7 Each Participating Fund agrees that its assets shall be managed and invested in a manner that complies with the requirements of

Section 817(h) of the Code. Each Participating Fund agrees to notify Insurance Company promptly upon having a reasonable basis for believing that the Participating Fund has ceased to so comply,

or that the Participating Fund might not so comply in the future.

In

40485484.002 -3

the event of a breach of this Section 2.7 by a Participating Fund,

the Participating Fund shall take all reasonable steps to comply with the diversification requirements of Section 817(h) within the grace period specified under Section 8i7(h) of the Code.

2.8 Insurance Company agrees that each Participating Fund shall -be permitted (subject to the other terms of this Agreement) to make its shares available to other Participating Companies and

Contractholders.

2.9 Each Participating Fund represents and warrants that any of its directors, trustees, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or

securities of the Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar

coverage for the benefit of the Participating Fund in an amount not less than that required by Rule 17g-1 under the Act. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.10 Insurance Company represents and warrants that all of its employees and agents who deal with the money and/or securities of each

Participating Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage in an amount not less than the coverage required to he maintained by the

Participating Fund. The aforesaid Bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.11 Insurance Company agrees that Dreyfus shall be deemed a third party beneficiary under this Agreement and may enforce any and all rights conferred by virtue of this Agreement.

ARTICLE III

FUND SHARES

3.1 The Contracts funded through the Separate Account will provide for the investment of certain amounts in shares of each

Participating Fund.

3.2 Each Participating Fund agrees to make its shares available for purchase at the then applicable net asset value per share by

Insurance Company and the Separate Account on each Business Day pursuant to rules of the Commission. Notwithstanding the foregoing,

each Participating Fund may refuse to sell its shares to any person, or suspend or terminate the offering of its shares, if such action is required by law or by regulatory authorities having jurisdiction or is, in the sole discretion of its Board, acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, necessary and

40485484.002 4

in the best interests of the Participating Fund's

shareholders.

3.3 Each Participating Fund agrees that shares of the Participating

Fund will be sold only to (a) Participating Companies and their

'separate accounts or (h) "qualified pension or retirement plans"

as determined under Section 817(h)(4) of the Code. Except as otherwise set forth in this Section 3.3, no shares of any

Participating Fund will be sold to the general public.

3.4 Each Participating Fund shall use its best efforts to provide closing net asset value, dividend and capital gain information on a per-share basis to Insurance Company by 6:00 p.m. Eastern time on each Business Day. Any material errors in the calculation of net asset value, dividend and capital gain information shall be

reported immediately upon discovery to Insurance Company. Non-

material errors will he corrected in the next Business Day's net asset value per share.

3.5 At the end of each Business Day, Insurance Company will use the information described in Sections 3.2 and 3.4 to calculate the unit values of the Separate Account for the day. Using this unit value,

Insurance Company will process the day's Separate Account

transactions received by it by the close of trading on the floor of the New York Stock Exchange (currently 4:00 p.m. Eastern time) to determine the net dollar amount of each Participating Fund's shares that will be purchased or redeemed at that day's closing net asset value per share. The net purchase or redemption orders will be transmitted to each Participating Fund by Insurance Company by

11:00 a.m. Eastern time on the Business Day next following

Insurance Company's receipt of that information. Subject to

Sections 3.6 and 3.8, all purchase and redemption orders for

Insurance Company's General Accounts shall be effected at the net asset value per share of each Participating Fund next calculated after receipt of the order by the Participating Fund or its

Transfer Agent.

3.6 Each Participating Fund appoints Insurance Company as its agent for the limited purpose of accepting orders for the purchase and redemption of Participating Fund shares for the Separate Account.

Each Participating Fund will execute orders at the applicable net asset value per share determined as of the close of trading on the day of receipt of such orders by Insurance Company acting as agent

("effective trade date"), provided that the Participating Fund receives notice of such orders by 11:00 a.m. Eastern time on the next following Business Day and, if such orders request the

purchase of Participating Fund shares, the conditions specified in

Section 3.8, as applicable, are satisfied. A redemption or purchase request that does not satisfy the conditions specified above and in

Section 3.8,

40485484.002 5

as applicable, will be effected at the net asset value per share computed on the Business Day immediately preceding the next

following Business Day upon which such conditions have been

satisfied in accordance with the requirements of this Section and

Section 3.8. Insurance Company represents and warrants that all orders submitted by the Insurance Company for execution on the effective trade date shall represent purchase or redemption orders received from Contractholders prior to the close of trading on the New York

Stock Exchange on the effective trade date.

3.7 Insurance Company will make its best efforts to notify each applicable Participating Fund in advance of any unusually large purchase or redemption orders.

3.8 If Insurance Company's order requests the purchase of a

Participating Fund's shares, Insurance Company will pay for such purchases by wiring Federal Funds to the Participating Fund or its designated custodial account on the day the order is transmitted.

Insurance Company shall make all reasonable efforts to transmit to the applicable Participating Fund payment in Federal Funds by 12:00 noon Eastern time on the Business Day the Participating Fund receives the notice of the order pursuant to Section 3.5. Each applicable Participating Fund will execute such orders at the applicable net asset value per share determined as of the close of trading on the effective trade date if the Participating Fund receives payment in Federal Funds by 12:00 midnight Eastern time on the Business Day the Participating Fund receives the notice of the order pursuant to Section 3.5. If payment in Federal Funds for any purchase is not received or is received by a Participating Fund after 12:00 noon Eastern time on such Business Day, Insurance

Company shall promptly, upon each applicable Participating Fund's request, reimburse the respective Participating Fund for any charges, costs, fees, interest or other expenses incurred by the

Participating Fund in connection with any advances to, or

borrowings or overdrafts by, the Participating Fund, or any similar expenses incurred by the Participating Fund, as a result of

portfolio transactions effected by the Participating Fund based upon such purchase request. If Insurance Company's order requests the redemption of any Participating Fund's shares valued at or greater than $1 million dollars, the Participating Fund will wire such amount to Insurance Company within seven days of the order.

3.9 Each Participating Fund has the obligation to ensure that its shares are registered with applicable federal agencies at all times.

3.10 Each Participating Fund will confirm each purchase or redemption order made by Insurance Company. Transfer of Participating Fund shares will be by book entry only. No

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share certificates will be issued to Insurance Company.

Insurance Company will record shares ordered from a

Participating Fund in an appropriate title for the

corresponding account.

3.11 Each Participating Fund shall credit Insurance Company with the appropriate number of shares.

3.12 On each ex-dividend date of a Participating Fund or, if not a

Business Day, on the first Business Day thereafter, each

Participating Fund shall communicate to Insurance Company the amount of dividend and capital gain, if any, per share. All

dividends and capital gains shall he automatically reinvested in additional shares of the applicable Participating Fund at the net asset value per share on the ex-dividend date. Each Participating

Fund shall, on the day after the ex-dividend date or, if not a

Business Day, on the first Business Day thereafter, notify

Insurance Company of the number of shares so issued.

ARTICLE IV

STATEMENTS AND REPORTS

4.1 Each Participating Fund shall provide monthly statements of account as of the end of each month for all of Insurance Company's accounts by the fifteenth (15th) Business Day of the following month.

4.2 Each Participating Fund shall distribute to Insurance Company copies of the Participating Fund's Prospectuses, proxy materials,

notices, periodic reports and other printed materials (which the

Participating Fund customarily provides to its shareholders) in quantities as Insurance Company may reasonably request for

distribution to each Contractholder and Participant. Each

Participating Fund shall provide Insurance Company with as many printed copies of the Participating Fund's current Prospectus as

Insurance Company may reasonably request. If requested by Insurance

Company, each Participating Fund shall.provide camera-ready film or a computer diskette containing the Participating Fund's Prospectus and such other assistance as is reasonably necessary in order for

Insurance Company, as often as is legally required, to have the

Participating Fund's Prospectus printed. All expenses of printing and distributing each Participating Fund's Prospectus shall be that of Insurance Company except that the Participating Fund shall bear the cost of printing copies of its Prospectus to the extent the

Prospectus is updated in compliance with the 1933 Act and the Act.

4.3 Each Participating Fund will provide to Insurance Company at least one complete copy of all registration statements, Prospectuses,

reports, proxy statements, sales literature and other promotional materials, applications for

40485484.002 7

exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Participating Fund or its shares, contemporaneously with the filing of such document with the

Commission or other regulatory authorities.

4.4 Insurance Company will provide to each Participating Fund at least one copy of all registration statements, Prospectuses, reports,

proxy statements, sales literature and other promotional materials,

applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Separate Account, contemporaneously with the filing of such document with the Commission.

ARTICLE V

EXPENSES

5.1 The charge to each Participating Fund for all expenses and costs of the Participating Fund, including but not limited to management fees, administrative expenses and legal and regulatory costs, will be made in the determination of the Participating Fund's daily net asset value per share so as to accumulate to an annual charge at the rate set forth in the Participating Fund's Prospectus. Excluded from the expense limitation described herein shall be brokerage commissions and transaction fees and extraordinary expenses.

5.2 Except as provided in this Article V and, in particular in the next sentence, Insurance Company shall not be required to pay directly any expenses of any Participating Fund or expenses relating to the distribution of its shares. Insurance Company shall pay the

following expenses or costs:

a. Such amount of the production expenses of any Participating

Fund materials, including the cost of printing a

Participating Fund's Prospectus, or marketing materials for

prospective Insurance Company Contractholders and

Participants as Dreyfus and Insurance Company shall agree

from time to time.

b. Distribution expenses of any Participating Fund materials or marketing materials for prospective Insurance Company

Contractholders and Participants.

C. Distribution expenses of any Participating Fund materials or marketing materials for Insurance Company Contractholders and

Participants.

Except as provided herein, all other expenses of each

Participating Fund shall not be borne by Insurance Company.

40485484.002 8

ARTICLE VI

EXEMPTIVE RELIEF

6.1 Insurance Company has reviewed a copy of W the amended order dated

December 31, 1997 of the Securities and Exchange Commission under

Section 6(c) of the Act with respect to Dreyfus Variable Investment

Fund and Dreyfus Life and Annuity Index Fund, Inc.; and (ii) the

order dated February 5, 1998 of the Securities and Exchange

Commission under Section 6(c) of the Act with respect to The

Dreyfus Socially Responsible Growth Fund, Inc., and, in particular,

has reviewed the conditions to the relief set forth in each related

Notice. As set forth therein, if Dreyfus Variable Investment Fund,

Dreyfus Life and Annuity Index Fund, Inc. or The Dreyfus Socially

Responsible Growth Fund, Inc. is a Participating Fund, Insurance

Company agrees, as applicable, to report any potential or existing conflicts promptly to the respective Board of Dreyfus Variable

Investment Fund, Dreyfus Life and Annuity Index Fund, Inc. and/or

The Dreyfus Socially Responsible Growth Fund, Inc., and, in

particular, whenever contract voting instructions are disregarded,

and recognizes that it will be responsible for assisting each applicable Board in carrying out its responsibilities under such application. Insurance Company agrees to carry out such

responsibilities with a view to the interests of existing

Contractholders.

6.2 If a majority of the Board, or a majority of Disinterested Board

Members, determines that a material irreconcilable conflict exists with regard to Contractholder investments in a Participating Fund,

the Board shall give prompt notice to all Participating Companies and any other Participating Fund. If the Board determines that

Insurance Company is responsible for causing or creating said conflict, Insurance Company shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is

necessary to remedy or eliminate the irreconcilable material conflict. Such necessary action may include, but shall not be limited to:

a. Withdrawing the assets allocable to the Separate Account

from the Participating Fund and reinvesting such assets

in another Participating Fund (if applicable) or a

different investment medium, or submitting the question

of whether such segregation should be implemented to a

vote of all affected Contractholders; and/or

b. Establishing a new registered management investment

company.

40485484.002 9

6.3 If a material irreconcilable conflict arises as a result of a decision by Insurance Company to disregard Contractholder voting instructions and said decision represents a minority position or would preclude a majority vote by all Contractholders having an interest in a Participating Fund, Insurance Company may be

required, at the Board's election, to withdraw the investments of the Separate Account in that Participating Fund.

6.4 For the purpose of this Article, a majority of the Disinterested

Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will any Participating Fund be required to bear the expense of establishing a new funding medium for any Contract. Insurance

Company shall not be required by this Article to establish a new funding medium for any Contract if an offer to do so has been declined by vote of a majority of the Contractholders materially adversely affected by the irreconcilable material conflict.

6.5 No action by Insurance Company taken or omitted, and no action by the Separate Account or any Participating Fund taken or omitted as a result of any act or failure to act by Insurance Company pursuant to this Article VI, shall relieve Insurance Company of its

obligations under, or otherwise affect the operation of, Article V.

ARTICLE VII

VOTING OF PARTICIPATING FUND SHARES

7.1 Each Participating Fund shall provide Insurance Company with copies, at no cost to Insurance Company, of the Participating

Fund's proxy material, reports to shareholders and other

communications to shareholders in such quantity as Insurance

Company shall reasonably require for distributing to

Contractholders or Participants.

Insurance Company shall:

(a) solicit voting instructions from Contractholders or

Participants on a timely basis and in accordance with

applicable law;

(b) vote the Participating Fund shares in accordance with

instructions received from Contractholders or Participants;

and

(c) vote the Participating Fund shares for which no instructions have been received in the same proportion as Participating

Fund shares for which instructions have been received.

40485484.002 -10-

Insurance Company agrees at all times to vote its General

Account shares in the same proportion as the Participating

Fund shares for which instructions have been received from

Contractholders or Participants. Insurance Company further

agrees to be responsible for assuring that voting the

Participating Fund shares for the Separate Account is

conducted in a manner consistent with other Participating

Companies.

7.2 Insurance Company agrees that it shall not, without the prior written consent of each applicable Participating Fund and Dreyfus,

solicit, induce or encourage Ccntractholders to (a) change or supplement the Participating Fund's current investment adviser or

(b) change, modify, substitute, add to or delete from the current investment media for the Contracts.

ARTICLE VIII

MARKETING AND REPRESENTATIONS

8.1 Each Participating Fund or its underwriter shall periodically furnish Insurance Company with the following documents, in

quantities as Insurance Company may reasonably request:

a. Current Prospectus and any supplements thereto; and

b. Other marketing materials.

Expenses for the production of such documents shall be borne by

Insurance Company in accordance with Section 5.2 of this Agreement.

8.2 Insurance Company shall designate certain persons or entities that shall have the requisite licenses to solicit applications for the sale of Contracts. No representation is made as to the number or amount of Contracts that are to be sold by Insurance Company..

Insurance Company shall make reasonable efforts to market the

Contracts and shall comply with all applicable federal and state laws in connection therewith.

8.3 Insurance Company shall furnish, or shall cause to be furnished, to each applicable Participating Fund or its designee, each piece of sales literature or other promotional material in which the

Participating Fund, its investment adviser or the administrator is named, at least fifteen Business Days prior to its use. No such material shall be used unless the Participating Fund or its

designee approves such material. Such approval (if given) must be in writing and shall he presumed not given if not received

40485484.002 11

within ten Business Days after receipt of such material. Each applicable Participating Fund or its designee, as the case may be, shall use all reasonable efforts to respond within ten days of receipt.

8.4 Insurance Company shall not give any information or make any representations or statements on behalf of a Participating Fund or concerning a Participating Fund in connection with the sale of the

Contracts other than the information or representations contained in the registration statement or Prospectus of, as may be amended or supplemented from time to time, or in reports or proxy

statements for, the applicable Participating Fund, or in sales literature or other promotional material approved by the applicable

Participating Fund.

8.5 Each Participating Fund shall furnish, or shall cause to be furnished, to Insurance Company, each piece of the Participating

Fund's sales literature or other promotional material in which

Insurance Company or the Separate Account is named, at least fifteen Business Days prior to its use. No such material shall be used unless Insurance Company approves such material. Such approval

(if given) must be in writing and shall be presumed not given if not received within ten Business Days after receipt of such

material. Insurance Company shall use all reasonable efforts to respond within ten days of receipt.

8.6 Each Participating Fund shall not, in connection with the sale of

Participating Fund shares, give any information or make any

representations on behalf of Insurance Company or concerning

Insurance Company, the Separate Account, or the Contracts other than the information or representations contained in a registration statement or prospectus for the Contracts, as may be amended or supplemented from time to time, or in published reports for the

Separate Account that are in the public domain or approved by

Insurance Company for distribution to Contractholders or

Participants, or in sales literature or other promotional material approved by Insurance Company.

8.7 For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include,

without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical,

radio, television, telephone or tape recording, videotape display,

signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including

brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other

40485484.002 -12

advertisement, sales literature, or published article),

educational or training materials or other communications

distributed or made generally available to some or all agents or employees, registration statements, prospectuses, statements of additional information, shareholder reports and proxy materials,

and any other material constituting sales literature or

advertising under National Association of Securities Dealers, Inc.

rules, the Act or the 1933 Act.

ARTICLE IX

INDEMNIFICATION

9.1 Insurance Company agrees to indemnify and hold harmless each

Participating Fund, Dreyfus, each respective Participating Fund's investment adviser and sub-investment adviser (if applicable), each respective Participating Fund's distributor, and their respective affiliates, and each of their directors, trustees, officers,

employees, agents and each person, if any, who controls or is associated with any of the foregoing entities or persons within the meaning of the 1933 Act (collectively, the "Indemnified Parties" for purposes of Section 9.1), against any and all losses, claims, damages or liabilities joint or several (including any investigative, legal and other expenses reasonably incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claim asserted) for which the Indemnified Parties may become subject, under the 1933 Act or otherwise, insofar as such losses,

claims, damages or liabilities (or actions in respect to thereof)

(i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in information furnished by Insurance Company for use in the registration

statement or Prospectus or sales literature or advertisements of the respective Participating Fund or with respect to the Separate

Account or Contracts, or arise out of or are based upon the

omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) arise out of or as a result of

conduct, statements or representations (other than statements or representations contained in the Prospectus and sales literature or advertisements of the respective Participating Fund) of Insurance

Company or its agents, with respect to the sale and distribution of

Contracts for which the respective Participating Fund's shares are an underlying investment; (iii) arise out of the wrongful conduct of Insurance Company or persons under its control with respect to the sale or distribution of the Contracts or the respective

Participating Fund's shares; (iv) arise out of Insurance Company's incorrect calculation and/or untimely reporting of net purchase or redemption orders; or (v) arise out of any breach by Insurance

Company of a material term of

40485484.002 -13-

this Agreement or as a result of any failure by Insurance Company to provide the services and furnish the materials or to make any payments provided for in this Agreement. Insurance Company will reimburse any Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action;

provided, however, that with respect to clauses W and (ii) above

Insurance Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or omission or alleged omission made in such registration statement, prospectus, sales literature,

or advertisement in conformity with written information furnished to Insurance Company by the respective Participating Fund

specifically for use therein. This indemnity agreement will be in addition to any liability which Insurance Company may otherwise have.

9.2 Each Participating Fund severally agrees to indemnify and hold harmless Insurance Company and each of its directors, officers,

employees, agents and each person, if any, who controls Insurance

Company within the meaning of the 1933 Act against any losses,

claims, damages or liabilities to which Insurance Company or any such director, officer, employee, agent or controlling person may become subject, under the 1933 Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) (1) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the registration statement or Prospectus or sales literature or

advertisements of the respective Participating Fund; (2) arise out of or are based upon the omission to state in the registration statement or Prospectus or sales literature or advertisements of the respective Participating Fund any material fact required to be stated therein or necessary to make the statements therein not misleading; or (3) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact

contained in the registration statement or Prospectus or sales literature or advertisements with respect to the Separate Account or the Contracts and such statements were based on information provided to Insurance Company by the respective Participating Fund;

and the respective Participating Fund will reimburse any legal or other expenses reasonably incurred by Insurance Company or any such director, officer, employee, agent or controlling person in

connection with investigating or defending any such loss, claim,

damage, liability or action; provided, however, that the respective

Participating Fund will not he liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or omission or alleged

omission made in such registration statement, Prospectus, sales literature or

40485484.002 - 14 -

advertisements in conformity with written information furnished to the respective Participating Fund by Insurance Company

specifically for use therein. This indemnity agreement will be in addition to any liability which the respective Participating Fund may otherwise have.

9.3 Each Participating Fund severally shall indemnify and hold

Insurance Company harmless against any and all liability, loss,

damages, costs or expenses which Insurance Company may incur,

suffer or be required to pay due to the respective Participating

Fund's (1) incorrect calculation of the daily net asset value,

dividend rate or capital gain distribution rate; (2) incorrect reporting of the daily net asset value, dividend rate or capital gain distribution rate; and (3) untimely reporting of the net asset value, dividend rate or capital gain distribution rate; provided that the respective Participating Fund shall have no obligation to indemnify and hold harmless Insurance Company if the incorrect calculation or incorrect or untimely reporting was the result of incorrect information furnished by Insurance Company or information furnished untimely by Insurance Company or otherwise as a result of or relating to a breach of this Agreement by Insurance Company.

9.4 Promptly after receipt by an indemnified party under this Article of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Article, notify the indemnifying party of the commencement thereof. The omission to so notify the indemnifying party will not relieve the indemnifying party from any liability under this Article IX, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give such notice. In case any such action is brought against any indemnified party, and it notified the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, assume the defense thereof, with counsel satisfactory to such indemnified party, and to the extent that the indemnifying party has given notice to such effect to the indemnified party and is performing its obligations under this Article, the indemnifying party shall not be liable for any legal or other expenses

subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation.

Notwithstanding the foregoing, in any such proceeding, any

indemnified party shall have the right to retain its own counsel,

but the fees and expenses of such counsel shall he at the expense of such indemnified party unless W the indemnifying party and the indemnified party shall have mutually agreed to the

40485484.002 -15-

retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The

indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent.

A successor by law of the parties to this Agreement shall he entitled to the benefits of the indemnification contained in this

Article IX. The provisions of this Article IX shall survive

termination of this Agreement.

9.5 Insurance Company shall indemnify and hold each respective

Participating Fund, Dreyfus and sub-investment adviser of the

Participating Fund harmless against any tax liability incurred by the Participating Fund under Section 851 of the Code arising from purchases or redemptions by Insurance Company's General Accounts or the account of its affiliates.

ARTICLE X

COMMENCEMENT AND TERMINATION

10.1 This Agreement shall be effective as of the date hereof and shall continue in force until terminated in accordance with the

provisions herein.

10.2 This Agreement shall terminate without penalty:

a. As to any Participating Fund, at the option of Insurance

Company or the Participating Fund at any time from the date

hereof upon 180 days' notice, unless a shorter time is agreed to by the respective Participating Fund and Insurance Company;

b. As to any Participating Fund, at the option of Insurance

Company, if shares of that Participating Fund are not

reasonably available to meet the requirements of the Contracts as determined by Insurance Company. Prompt notice of election to terminate shall be furnished by Insurance Company, said

termination to be effective ten days after receipt of notice unless the Participating Fund makes available a sufficient

number of shares to meet the requirements of the Contracts

within said ten-day period,

C. As to a Participating Fund, at the option of Insurance

Company, upon the institution of formal proceedings against

that Participating Fund by the Commission, National

Association of Securities Dealers or any other regulatory

body, the expected or anticipated ruling,

40485484.002 -16-

judgment or outcome of which would, in Insurance Company's

reasonable judgment, materially impair that Participating

Fund's ability to meet and perform the Participating Fund's

obligations and duties hereunder. Prompt notice of election

to terminate shall be furnished by Insurance Company with

said termination to be effective upon receipt of notice;

d. As to a Participating Fund, at the option of each

Participating Fund, upon the institution of formal proceedings against Insurance Company by the Commission, National

Association of Securities Dealers or any other regulatory

body, the expected or anticipated ruling, judgment or outcome of which would, in the Participating Fund's reasonable

judgment, materially impair Insurance Company's ability to

meet and perform Insurance Company's obligations and duties'

hereunder. Prompt notice of election to terminate shall be

furnished by such Participating Fund with said termination to be effective upon receipt of notice;

e. As to a Participating Fund, at the option of that

Participating Fund, if the Participating Fund shall determine,

in its sole judgment reasonably exercised in good faith, that

Insurance Company has suffered a material adverse change in

its business or financial condition or is the subject of

material adverse publicity and such material adverse change or material adverse publicity is likely to have a material

adverse impact upon the business and operation of that

Participating Fund or Dreyfus, such Participating Fund shall notify Insurance Company in writing of such determination and its intent to terminate this Agreement, and after considering the actions taken by Insurance Company and any other changes in circumstances since the giving of such notice, such

determination of the Participating Fund shall continue to

apply on the sixtieth (60th) day following the giving of such notice, which sixtieth day shall be the effective date of

termination;

f. As to a Participating Fund, upon termination of the Investment

Advisory Agreement between that Participating Fund and Dreyfus or its successors unless Insurance Company specifically

approves the selection of a new Participating Fund investment adviser. Such Participating Fund shall promptly furnish notice of such termination to Insurance Company;

9- As to a Participating Fund, in the event that Participating

Fund's shares are not registered, issued or sold in

accordance with applicable federal law, or

40485484.002 -17

such law precludes the use of such shares as the underlying

investment medium of Contracts issued or to be issued by

Insurance Company. Termination shall be effective

immediately as to that Participating Fund only upon such

occurrence without notice;

h. At the option of a Participating Fund upon a determination -

by its Board in good faith that it is no longer advisable and in the best interests of shareholders of that Participating

Fund to continue to operate pursuant to this Agreement.

Termination pursuant to this Subsection (h) shall be effective upon notice by such Participating Fund to Insurance Company of such termination;

i. At the option of a Participating Fund if the Contracts cease to qualify as annuity contracts or life insurance policies, as applicable, under the Code, or if such Participating Fund

reasonably believes that the Contracts may fail to so qualify;

j. At the option of any party to this Agreement, upon

another party's breach of any material provision of this

Agreement;

k. At the option of a Participating Fund, if the Contracts are not registered, issued or sold in accordance with applicable federal and/or state law; or

1. Upon assignment of this Agreement, unless made with the

written consent of every other non-assigning party.

Any such termination pursuant to Section 10.2a, 10.2d, 10.2e,

10.2f or 10.2k herein shall not affect the operation of Article V of this Agreement. Any termination of this Agreement shall not affect the operation of Article IX of this Agreement.

10.3 Notwithstanding any termination of this Agreement pursuant to

Section 10.2 hereof, each Participating Fund and Dreyfus may, at the option of the Participating Fund, continue to make available additional shares of that Participating Fund for as long as the

Participating Fund desires pursuant to the terms and conditions of this Agreement as provided below, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Contracts"). Specifically, without

limitation, if that Participating Fund and Dreyfus so elect to make additional Participating Fund shares available, the owners of the

Existing Contracts or Insurance Company, whichever shall have legal authority to do so, shall be permitted to reallocate investments in that Participating Fund, redeem

40485484.002 18

investments in that Participating Fund and/or invest in that

Participating Fund upon the making of additional purchase

payments under the Existing Contracts. In the event of a

termination of this Agreement pursuant to Section 10.2

hereof, such Participating Fund and Dreyfus, as promptly as

is practicable under the circumstances, shall notify

Insurance Company whether Dreyfus and that Participating

Fund will continue to make that Participating Fund's shares

available after such termination. If such Participating

Fund shares continue to be made available after such

termination, the provisions of this Agreement shall remain

in effect and thereafter either of that Participating Fund

or Insurance Company may terminate the Agreement as to that

Participating Fund, as so continued pursuant to this Section

10.3, upon prior written notice to the other party, such

notice to be for a period that is reasonable under the

circumstances but, if given by the Participating Fund, need

not be for more than six months.

10.4 Termination of this Agreement as to any one Participating

Fund shall not be deemed a termination as to any other

Participating Fund unless Insurance Company or such other

Participating Fund, as the case may be, terminates this

Agreement as to such other Participating Fund in accordance

with this Article X.

ARTICLE XI

AMENDMENTS

11.1 Any other changes in the terms of this Agreement, except for the addition or deletion of any Participating Fund as

specified in Exhibit A, shall be made by agreement in

writing between Insurance Company and each respective

Participating Fund.

ARTICLE XII

NOTICE

12.1 Each notice required by this Agreement shall be given by certified mail, return receipt requested, to the appropriate parties at the following addresses:

Insurance Company: Sun Life of Canada (U.S.), Delaware

One Sun Life Executive Park

SC-2345

Wellesley Hills, MA 02181

Attn: John Scanlon

Participating Funds: (Name of Fund]

c/o Premier Mutual Fund Services,

Inc.

200 Park Avenue

New York, New York 1016G

Attn-. Vice President and Assistant

Secretary

with copies to: [Name of Fund]

c/o The Dreyfus Corporation

200 Park Avenue

New York, New York 10166

Attn: Mark N. Jacobs, Esq.

Lawrence B. Stoller, Esq.

Stroock & Stroock & Lavan

180 Maiden Lane

New York, New York 10038-4982

Attn: Lewis G. Cole, Esq.

Stuart H. Coleman, Esq.

Notice shall be deemed to be given on the date of receipt by the addresses as evidenced by the return receipt.

ARTICLE XIII

MISCELLANEOUS

13.1 This Agreement has been executed on behalf of each Fund by the undersigned officer of the Fund in his capacity as an officer of the

Fund. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any director, trustee, officer or shareholder of the Fund

individually. It is agreed that the obligations of the Funds are several and not joint, that no Fund shall be liable for any amount owing by another Fund and that the Funds have executed one

instrument for convenience only.

40485484.002 -20-

ARTICLE XIV

LAW

14.1 This Agreement shall be construed in accordance with the internal laws of the State of New York, without giving effect to principles of conflict of laws.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be duly executed and attested as of the date first above written.

SUN LIFE OF CANADA (U.S.), DELAWARE

By:

Its- For Preside7z/lr Sun -Life of Canada

(U.S.)

Attest:

For Secretary at Sun Life of Canada

(U.S.:

DREYFUS LIFE AND ANNUITY INDEX FUND,

INC. (d/b/a DREYFUS STOCK INDEX FUND)

By:

I s /: TA

Attest:

THE DREYFUS SOCIALLY RESPONSIBLE GROWTH

FUND, INC.

By:

EXHIBIT A

LIST OF PARTICIPATING FUNDS

Dreyfus Variable Investment Fund:

Capital Appreciation Portfolio

Growth and Income Portfolio

Small Cap Portfolio

Quality Bond Portfolio